360 Funds 485BPOS

Exhibit 99(d)(7)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2023, by and between M3Sixty Capital, LLC (the “Adviser”), a Delaware limited liability company and registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Bridge City Capital, LLC (the “Sub-Adviser” and together with the Adviser the “Parties”), an Oregon limited liability company, registered with the SEC under the Advisers Act, each with respect to the M3Sixty Small Cap Growth Fund (the “Fund”), each a series of the 360 Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to an Investment Advisory Agreement with the Trust effective as of June 28, 2023 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties do mutually agree and promise as follows with respect to the Fund:

1.           Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Trust from time to time, have no authority to act for or represent the Adviser in any way or otherwise be deemed an agent of the Adviser or, by extension of the Advisory Agreement, the Trust.

2.            Sub-Adviser's Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of each Fund and the composition of the portfolio of securities and investments (including cash) belonging to a Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with each Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the "Registration Statement") and subject to the following understandings:

(a)	The Sub-Adviser shall furnish a continuous investment program for any allocation of a Fund’s portfolio, which is subject to change by the Sub-Adviser, and determine what investments or securities will be purchased, retained or sold for that portfolio and what portion of the assets in the portfolio will be invested or held un-invested as cash;

(b)	The Sub-Adviser shall use its best judgment in the performance of its duties under this agreement;

(c)	The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Trust's declaration of trust, its by-laws, the Fund’s Registration Statement and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d)	The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(e)	The Sub-Adviser shall maintain books and records, consistent with Rule 204-2 (the “Books and Records Rule”) under the Investment Advisers Act of 1940 with respect to the securities transactions of the Fund and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(f)	The Sub-Adviser shall provide the Trust's custodian and fund accountant on each business day with information about the Fund’s securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

(g)	The Sub-Adviser shall respond promptly to any reasonable request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities held by a Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect. The final price of any security will be determined in accordance with the Trust’s fair value procedures;

(h)	The Sub-Adviser shall be responsible for: (i) directing how a Fund should vote proxies solicited by issuers of securities beneficially owned by a Fund, and (ii) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by a Fund;

(i)	The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the sub-adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;

(j)	The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust's chief compliance officer an annual written report consistent with Rule 206(4)-7 (the “Investment Advisor Compliance Program”) under the Investment Advisers Act of 1940 regarding the Sub-Adviser's compliance program.

(k)	The Adviser has delivered to the Sub-Adviser copies of (i) the Trust Instrument and Bylaws, (ii) the Trust’s Registration Statement (for the Fund) and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, and (iii) all procedures adopted by the Trust regarding a Fund, and shall promptly furnish the Sub-Adviser with all amendments of or supplements to the foregoing. The Trust shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to a Fund, and (c) any other documents, materials, or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Adviser shall furnish to the Sub-Adviser a copy of each amendment of or supplement to the foregoing promptly after the adoption of each amendment or supplement.

(l)	The Sub-Adviser has delivered to the Adviser and the Trust (i) a copy of its Form ADV as most recently filed with the SEC. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

3.           Custodian. The assets of a Fund shall be held by an independent qualified custodian (as defined in the Advisers Act), not by the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding a Fund and the custodian is authorized and directed to effect transactions for a Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations in respect of the Fund.

4.           Risk Acknowledgment.

(a) The Trust and Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and Adviser the benefit of, the Sub-Adviser's best judgment and efforts in rendering its services hereunder. The Sub-Adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser or the Trust to which the Sub-Adviser would otherwise be subject by reason of intentional misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser's duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

(b)        The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions, or requests, whether oral or written, regarding a Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Trust, (ii) the written advice of counsel to the Trust, and (iii) any written instruction or certified copy of any resolution of the Board.

(c)        The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies including but not limited to pandemics, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails (including electronic), transportation, communication or power supply.

5.           Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and Trust directions, notices, and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.           Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of a Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will always seek, for a Fund, the best qualitative execution, so that the total cost or proceeds are the most favorable when all circumstances are considered including but not limited to, taking into account such factors as price (including the applicable brokerage commission), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to a Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to a Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to a Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by a Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to a Fund. The Sub-Adviser may not give consideration to sales of shares of a Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

7.           Books and Records. The Sub-Adviser shall keep the Trust's books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act. Upon a reasonable request and consistent with the services under this Agreement, Adviser shall provide Sub-Adviser with access to records and information as Adviser may access regarding a Fund.

8.           Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will retain responsibility for expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities, brokerage commissions, custodian fees, auditor's fees, taxes, interest, expenses that are undertaken by the Adviser or the Trust, and other expenses related to the operation of the Trust or a Fund.

9.           Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to the Agreement, the Adviser will pay the Sub-Adviser, from the Adviser’s management fee, a sub-advisory fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund’s average daily net assets for the month. The annual percentage rate applicable to the Adviser is set forth in Exhibit A to this Agreement. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Trust. If the Sub-Adviser is terminated as specified in this Agreement, then the compensation to the Sub-Adviser shall be prorated based on the number of days in the month Sub-Adviser provided services to the Adviser.

10.         Expense Reimbursement. The Sub-Adviser agrees to reimburse the Adviser for up to the Pro Rata Allocation (as defined below) of any expense reimbursement incurred by the Adviser under an Expense Limitation Agreement, a form of which is attached hereto as Exhibit B, with the Trust on behalf of the Fund (the “ELA”). In addition, the Sub-Adviser agrees to pay the Pro Rata Allocation of any other fees incurred by the Adviser as part of its management of the Fund that are not paid for or reimbursed by the Fund (e.g., platform distribution fees, underwriting fees, other shareholder or distribution fees, etc.). The Adviser agrees not to propose or make any changes to the Expense Limitation Agreement without first providing the Sub-Adviser with at least 30 days’ written notice. Before the Fund’s launch, the Sub-adviser agrees to pay the Pro Rata Allocation of M3Sixty Administration’s launch fee of $8,500. For purposes of this Section 10, the “Pro Rata Allocation” amount is based on the percentage of the Adviser’s management fee paid to the Sub-Adviser. Also, if the Sub-Adviser chooses to terminate this agreement before the Fund’s launch, the Sub-Adviser agrees to pay an reasonable expenses incurred by the Trust related to the preparation of the Fund’s registration statement and its organizational board meeting, including legal and trustees fees and out of pocket expenses incurred by the Trust (e.g. filing fees).

11.         Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from intentional misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser's duties provided pursuant to this Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

12.         Duration and Termination.

(a)        The term of this Agreement shall begin on the later of July 17, 2023, and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect annually thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund or by vote of the Trust's Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

(b)        This Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or a Fund under Section 6(c) of the 1940 Act, exempting the Trust or a Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) a Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to a Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of a Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13.         Exclusivity.

(a)        Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for a Fund. The Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or a Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for a Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for a Fund or if the Sub-Adviser determines in the best interest of a Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of section (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser's right, or the right of any of the Sub-Adviser's directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)        The Parties agree that during the term of this Agreement, the Sub-Adviser shall not serve as investment adviser or sub-adviser to another registered investment company managed in a similar style to a Fund. The Parties may waive this limitation by mutual agreement.

14.         Non-competition.

(a)        The Parties agree that for a period of two years after the termination of this Agreement, should Sub-Advisor terminate this agreement, the Sub-Adviser shall not serve as the investment adviser or sub-adviser to another registered investment company managed in a similar style to a Fund. The Parties may waive this limitation by mutual agreement. This post-termination, non-compete clause includes the management of registered investment company managed in a similar style to a Fund, directly or indirectly, on the Sub-Adviser’s behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity (including, without limitation, any corporation, trust, partnership, proprietorship, or other venture) within the United States. Nothing in this Section shall be deemed to prevent the Sub-Adviser managing other investment products in the United States or investment products in foreign jurisdictions. The Adviser agrees to waive this section 13(a) for any investment company managed by the Sub-Adviser as of the Agreement’s effective date.

(b)        The Sub-Adviser acknowledges and agrees that (1) complying with the restrictions contained in this Section will not prevent it from managing its current business, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Adviser’s valid interests (including, without limitation, relationships with service providers and investors, goodwill, the protection of trade secrets, investment processes, and other Confidential and Proprietary Information (non-public information relating to the Adviser and the Fund), protection from unfair competition, and other protectable interests).

The Adviser acknowledges and agrees that (1) complying with the restrictions contained in this Section will not prevent it from managing its current business, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Sub-Adviser’s valid interests (including, without limitation, relationships with service providers and investors, goodwill, the protection of trade secrets, investment processes, and other Confidential and Proprietary Information (non-public information relating to the Sub-Advisor and its investment management of Fund), protection from unfair competition, and other protectable interests).

15.         Non-solicitation/Interference with Business. The Sub-Adviser agrees to the following restrictive covenants during the term of this Agreement and for three years after the Sub-Advisor’s termination of it:

(a)        The Sub-adviser and its affiliates shall not, whether directly or indirectly, solicit, communicate with or otherwise contact any of the Adviser’s or its affiliates’ investors, clients, or customers, with whom the Sub-Adviser had material contact during its engagement with the Adviser, for the purpose of conducting any business with them which is substantially similar to the business conducted by the Adviser. “Material contact” means (a) actual contact with investors, clients, or customers—such as through the provision of services or sales visits or calls; (b) coming to know confidential information about an investors, clients, employees, or customer, such as by obtaining pricing and sales information; or (c) directing or coordinating other employees of the Adviser or its affiliates in calling, servicing, or soliciting investors, clients, or customers.

(b)        The Sub-Adviser and its affiliates shall not, directly or indirectly, solicit or induce or encourage another entity or person to solicit or induce any person employed by the Adviser or its affiliates or any person retained by the Adviser as an independent contractor to terminate an employment relationship or contract with the Adviser or its affiliates or to obtain employment with another entity or person besides the Adviser or its affiliates.

(c)        The Sub-adviser and its affiliates shall not, whether directly or indirectly, undertake any act with the intent to disrupt, impair or interfere with the business of the Adviser or its affiliates in any way, whether by way of interfering with or disrupting its relationships with customers, agents, representatives, contractors, or suppliers, or otherwise.

(d)        The Sub-Adviser warrants that the above restrictions will not prevent it from operating its business, and that the restrictions are necessary to protect the trade secrets of the Adviser and its affiliates, as the Sub-Adviser’s solicitation would necessarily involve its use of the Adviser’s or its affiliates’ trade secrets.

16.         Good Standing. Adviser and Sub-Adviser hereby warrant and represent that they are each registered investment advisers in good standing, that their respective regulatory filings are current and accurately reflect their advisory operations, and that they comply with applicable state and federal rules and regulations pertaining to investment advisers. In addition, Adviser and Sub-Adviser further warrant and represent that neither is (nor any of their respective Associated Persons, as defined in the Advisers Act are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

17.         Amendment. This Agreement may be amended by mutual written consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (i) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the SEC, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund affected by such amendment.

18.         Privacy Notice/Confidentiality.

(a)        The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to a Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

(b)        Each party agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions, or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except: (a) as may be required by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory, or judicial demand, or court order, (b) as otherwise set forth in this Agreement, or (c) upon the prior written approval of the other party to this Agreement. Each party agrees to notify the other party before it discloses any confidential information to a third party.

19.         Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified on page 1 or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

20.         Arbitration.

(a)        Any controversy or dispute that may arise between the Sub-Adviser and the Adviser concerning any transaction or the construction, performance, or breach of this Agreement shall be settled by arbitration. Any arbitration shall be pursuant to the rules, then applying, of the American Arbitration Association, except to the extent set forth herein. The arbitration panel shall consist of at least three individuals, one selected by the Advisor, one selected by the Sub-Advisor and one selected by mutual agreement by both Parties, with at least one panelist having knowledge of investment advisory activities. The Parties agree that any arbitration proceeding pursuant to this provision shall be held in a location as determined by the Commercial Arbitration Rules of the American Arbitration Association currently in effect and in accordance with Title 9 of the United States Code, unless the parties agree to otherwise in writing. Notice of the demand for arbitration must be provided, in writing, to the other Party and must be made within six months after the dispute has arisen, time is of the essence. All statutes of limitation, which would otherwise be applicable in a judicial action brought by a Party, will apply to any arbitration or reference proceeding hereunder. Arbitration will be initiated and conducted in Salt Lake City, Utah. Said arbitration will occur within 30 consecutive days after the Party demanding arbitration delivers the written demand on the other Party, unless the Parties mutually agree otherwise in writing. The language of the arbitration shall be English. The arbitrators will be bound to adjudicate all disputes in accordance with the laws of the State of Delaware. The award rendered by the arbitrators will be in writing with written findings of fact and shall be final and binding on all Parties, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the Parties, no arbitration arising out of or relating to this Agreement or the parties’ dealings may include, by consolidation, joinder or in any other manner, any person or entity not a Party to the Agreement under which such arbitration arises. The arbitration agreement herein among the Parties will be specifically enforceable under applicable law in any court having jurisdiction thereof. Neither Party will appeal such award nor seek review, modification, or vacation of such award in any court or regulatory agency.

The arbitrators will award to the prevailing Party, if any, as determined by the arbitrators, all of its Costs and Fees. "Costs and Fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, witness fees and attorneys' fees. Any judgment upon the award rendered may be entered into in any court, state or federal, having jurisdiction.

●	Arbitration is final and binding on all parties.

●	The Parties are waiving their right to seek remedies in court, including the right to a jury trial, except to the extent such a waiver would violate applicable law.

●	Pre-arbitration discovery is generally more limited than and different from court proceedings.

●	The arbitrators' award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

●	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(b)        No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied; (b) the class is decertified; or (c) the Sub-Adviser is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(c)        The agreement to arbitrate does not entitle a party to obtain arbitration of claims that would be barred by the relevant statute of limitations if such claims were brought in a court of competent jurisdiction. If at the time a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction. Each party expressly agrees that any issues relating to the application of a statute of limitations or other time bar are referable to such a court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

21.         Indemnification. Adviser and Sub-Adviser agree to defend, indemnify, and hold harmless the other and each of their respective officers, directors, members, employees, and agents from any and all claims, losses, damages, liabilities, costs and expenses directly resulting from the other’s violation of any of the terms of this Agreement. Adviser and Sub-Adviser’s obligations under this Section shall survive up to three years from the date of termination of this Agreement.

22.         Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

23.         Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

24.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, either physical or a verified digital signature, but all of which together shall constitute one and the same instrument.

25.         Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

26.         Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

27.         Change of Control. The Sub-Adviser shall notify Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

28.         Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the Parties contemplated by Section 6 relating to expense sharing, contains the entire understanding and agreement of the Parties with respect to the subject matter hereof.

29.         Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

The signatures located on the next page.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

ADVISER: M3Sixty Capital, LLC

By:	/s/ Gary DiCenzo

Name: Gary DiCenzo
Title: CEO
Date: June 16, 2023

SUB-ADVISER: Bridge City Capital, LLC

By:	/s/ Alex Woodward

Name: Alex Woodward
Title: President
Date: June 16, 2023

Exhibit A

Compensation

ANNUAL ADVISORY FEE AS A % OF
NAME OF FUND	AVERAGE NET ASSETS OF THE FUND
M3Sixty Small Cap Growth Fund	0.45%

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